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                                                                   Exhibit 10(a)


                                 SEVERANCE AGREEMENT


    This Severance Agreement (this "Agreement"), effective August 15, 1996, confirms and memorializes the agreement reached and entered into on that date between John A. Boylan ("Boylan") and Choices Entertainment Corporation (the "Corporation") (Boylan and the Corporation are sometimes collectively referred to herein as the "Parties").

                                       RECITALS

    WHEREAS, Boylan is presently employed by the Corporation and is a director and Chairman of the Board of the Corporation; and

    WHEREAS, Boylan and the Corporation are parties to a letter agreement dated March 31, 1992, as amended by letter agreement dated February 24, 1994 (together, the "Old Severance Agreement"), providing for the payment of certain benefits to Boylan if Boylan's employment is terminated after a change in control of the Corporation; and

    WHEREAS, Boylan desires to resign voluntarily from all positions and from employment with the Corporation and any of its affiliates and subsidiaries, while remaining a director and Chairman of the Board until the next meeting of shareholders at which directors are elected, and to settle all claims arising out of his employment with the Corporation and/or its related and subsidiary companies and the separation from that employment, including releasing the Corporation from any claims or rights that he has or may have under the Old Severance Agreement, which is intended to be terminated hereby; and

    WHEREAS, the Corporation desires that, following Boylan's aforesaid resignation of employment, upon the terms and conditions herein set forth, Boylan thereafter serve as a consultant to the Corporation and Boylan desires to serve in that capacity, upon the terms and conditions of a consulting agreement, as herein provided; and

    NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    1. CORPORATION. For and in consideration of the representations, covenants, promises, agreements and acknowledgements made by Boylan contained herein, and his performance thereof, the sufficiency of which is hereby acknowledged:


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         (a)   For a period of eleven (11) months from the date first set forth above, Boylan shall serve as a consultant to the Corporation, upon the terms and conditions set forth in the consulting agreement attached hereto (the "Consulting Agreement"), which has been entered into by the Parties contemporaneously herewith.

         (b) Except with respect to those options held by Boylan to purchase 291,667 shares of Choices common stock, at an exercise price of $1.25 per share, which are cancelled and terminated hereby, all options held by Boylan as of the date first set forth above to acquire shares of Choices common stock shall remain in full force and effect, and the Corporation shall use its best efforts to maintain the effective registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or on such other form as may be appropriate), of all shares underlying such options, for so long as such options are outstanding.

         (c) The Corporation hereby accepts Boylan's voluntary resignation (contained in Paragraph 2 below) from all positions and from employment with the Corporation and any of its affiliates and subsidiaries, except that Boylan shall remain a director and Chairman of the Board of the Corporation until the next meeting of shareholders at which directors are elected.

    2. BOYLAN COVENANTS. For and in consideration of the above-referenced payments and the covenants, promises, agreements and acknowledgements of the Corporation contained herein, and its performance thereof, the sufficiency of which is hereby acknowledged:

         (a)  Boylan hereby voluntary resigns
from all positions and employment with the Corporation and any of its affiliates and subsidiaries, effective as of the date first set forth above, provided, however, that he shall continue as a director and Chairman of the Board of the Corporation until the next meeting of shareholders at which directors are elected.

         (b) Boylan shall not file, pursue or prosecute any suit, charge, complaint, action or claim of any nature whatsoever arising out of his employment with the Corporation and/or its related and/or subsidiary companies, or his separation from such employment. Boylan further, for himself and his estate, agents, attorneys, successors, heirs, executors, administrators, and assigns, irrevocably and unconditionally releases and discharges the Corporation and its subsidiary corporations, and their affiliates, directors, officers, employees, representatives, agents, attorneys, predecessors, successors, and assigns (hereinafter collectively referred to as the "Corporation Releasees") from any and all rights, demands, actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys fees and costs actually incurred) of any nature whatsoever, in law or

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equity, whether known or unknown, which he ever had, now has, or may have had, against the Corporation Releasees since the beginning of time to the date of execution of this Agreement, including, but not limited to, any and all rights, claims, obligations or liabilities arising under the Old Severance Agreement, and any and all tort or contract claims and any and all claims arising under Federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination on the basis of race, color, religion, sex, age, national origin and/or physical or mental disability; provided, however, that such release and discharge do not apply to (i) claims, demands or causes of action for breach of the Consulting Agreement, (ii) any of the undertakings or other provisions contained in the Consulting Agreement or in this Agreement, (iii) any rights of indemnification under the Corporation's by-laws, including but not limited to those rights of indemnification relating to the existing litigation in the Los Angeles County Superior Court entitled Gary N. Gibbs, et al. v. Choices Entertainment Corporation, et al.

Without limiting the foregoing, Boylan specifically waives and releases any and all claims and rights which he has or may have against the Corporation Releasees, or any of them, based upon or arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, 42 U.S.C. Sections 1981 and 1983, and applicable state and local laws, each as amended. Boylan hereby further agrees that if any such claim referenced herein is filed, pursued or otherwise prosecuted by him, individually or collectively, or by persons or entities acting by or through him, individually or collectively, Boylan waives his rights to relief from such claim, including the right to attorney's fees, costs and any and all other relief, whether legal or equitable, sought in such claim, and agrees to indemnify and hold the Corporation Releasees harmless from such claim, including attorney's fees and costs.

    (c) Boylan consents to the cancellation and termination, effective immediately, of those options held by him on the date first set forth above to purchase 291,667 shares of Choices common stock, at an exercise price of $1.25 per share, which options are hereby rendered null and void.

    (d) Boylan acknowledges that he shall have seven (7) days following his execution of this Agreement in which to rescind or withdraw his waiver of claims of age discrimination stated above and that, in the event he exercises such right of rescission and/or withdrawal of waiver, this Agreement and the Consulting Agreement shall become null and void and of no further effect.

    3. REPRESENTATIONS. The Parties represent and certify that they have carefully read and fully understand all of the provisions of this Agreement, that they have had ample and adequate opportunity to discuss thoroughly all aspects of this Agreement with legal counsel of their own choosing, that they are voluntarily entering

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into this Agreement and that no representations have been made other than those set forth explicitly herein. Boylan specifically acknowledges: (i) that he has been provided a reasonable time up to and including twenty-one
(21) calendar days in which to consider the terms of this Agreement, even if executed prior to the expiration of that period, and (ii) that the law firm of Earp, Cohn, Leone & Pendery, A Professional Corporation, including any attorney in that firm with whom he has communicated, has solely represented the Corporation in connection with this Agreement and the Consulting Agreement and has not jointly represented Boylan and the Corporation, and that such law firm has advised Boylan he should obtain legal counsel in connection with this Agreement and the Consulting Agreement.

    4. INTERPRETATION. The Parties understand and agree that this Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware, without regard to principles of conflicts of laws, and that the language of this Agreement shall in all respects be interpreted as a whole, according to its fair meaning, and not strictly for or against either of the Parties, regardless of which is the drafter of this Agreement.

    5. ENTIRE AGREEMENT AND MODIFICATION. The Parties further agree that this Agreement and the Consulting Agreement set forth the entire agreement among the Parties with respect to the subject matter hereof and thereof and fully supersede any and all prior agreements or understandings between them, including, without limitation, the Old Severance Agreement, which is terminated hereby and rendered null and void. This Agreement may be amended or superseded only by a subsequent writing, executed by the Parties.

    6. ASSIGNMENT. This Agreement shall not be assignable by Boylan, but shall be binding on Boylan and his estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assigns, and shall be binding on and inure to the benefit of the Corporation Releasees and their estates, agents, attorneys, successors, heirs, executors, administrators, insurers and assigns.

    7. LITIGATION. Except as may otherwise be provided to the contrary elsewhere in this Agreement, in the event of litigation arising under this Agreement, the Parties agree that the prevailing Party shall be entitled to recover from the non-prevailing Party


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its reasonable attorneys' fees and expenses incurred in connection with such litigation at all levels.

    IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement on this 25th day of October, 1996, as of the date first set forth above.

                             /s/ John A. Boylan
                             ----------------------------------------
                             John A. Boylan

                             CHOICES ENTERTAINMENT CORPORATION


                             By /s/ Ronald W. Martignoni
                                -------------------------------------
                                Ronald W. Martignoni, Chief
                                Executive Officer


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